CAPITAL MARKETS

CONSULTING AGREEMENT

This is an agreement between Capital Business West LLC, herein referred to as "CBW" and Q Lotus Holdings, Inc., referred to as "Client" for the purpose of recording their mutual understanding regarding consulting fees for acting as Client's financial advisor in structuring its offering , preparing its summary of offering materials and Roadshow Presentations and making introductions to broker dealers, Institutional Placement Agents and accredited and institutional investors , PIPE Investors , pension funds and hedge funds so the company can launch its contemplated 144A Private Placement . In addition, CBW will explore other options for raising capital by contacting and introducing broker dealers, Institutional Placement Agents and other qualified and properly licensed and registered Investment Bankers to the company.

The Client has sought out investment consulting services from CBW, and parties desire to enter into this Agreement concerning CBW's services and fees.

Therefore, for valuable consideration and the mutual promises contained herein, it is understood and agreed that CBW will perform the following services:

(1) **Preparation**

CBW will consult with Client on its offering materials to prepare summary presentations and have the offering materials finalized for review by broker dealers, placement agents , PIPE investors, investment funds and hedge funds and then make introductions to a number of Investment Funds, PIPE Funds, Accredited and Institutional Investors and Hedge Funds . In addition, CBW will make introductions to reputable underwriter/broker-dealers and Institutional Placement agents who can raise money for Client through Private Placements, PIPES and public offerings. CBW will assist Client in finding a lead underwriter/broker-dealer or Institutional Placement Agent who can form a selling syndicate to complete the placement of the initial and subsequent offerings.

(2) **Financing**

CBW will be a consultant on an exclusive basis on a month-to-month basis with 30 days written notice needed to end the exclusive arrangement.

CBW will use its best efforts to solicit, on the Client's behalf, a relationship with a broker dealer or Institutional Placement Agent who has the capability and expertise to complete the capital raise and provide ongoing support and service for subsequent placements. These specifications may be further defined or modified but, in general, will be:

a. Investors to purchase the 144A Private Placement in tranches of $50-100 million or whatever tranches are presently marketable under current capital market conditions or to complete a PIPE Investment of equity , convertible debt , convertible preferred or other debt with warrants.

b. The establishment of a lead underwriter and a syndicate to sell the private placement, public offering of equity, PIPE, Registered Direct Offering, Secondary Offering or other alternative securities the market may be more receptive to such as convertible debt, convertible preferred or subordinated debt with warrants.

c. Introductions to hedge funds, pension funds, PIPE investors, insurance companies, alternative debt funds and other investment funds willing to buy these securities in Private Placements and support the company's growth.

3) **Fees**

The Client agrees to pay the following fees:

a. Engagement. Client will pay CBW a Consulting Fee Retainer of $5000 a month in advance and CBW will bill at the rate of $250/hour against the monthly Retainer. Client will work exclusively with CBW to complete the engagement.

b. Expert Billing. CBW retains the right with permission in advance from the client to retain experts in securities structuring and placement and to bill the client against the monthly retainer at up to $500 hour. CBW will notify client before consulting or retaining such experts and provide client an estimated range of the number of hours it anticipates retaining such experts. Authorization via e-mail from the CEO, President or CFO of client will be considered binding.

c. Expenses. A $2500 Expense Deposit (fully refundable) will be due in advance along with the Monthly Retainer when this agreement is executed. CBW will bill Client for actual out-of-pocket expenses such as travel expenses and Roadshows on a weekly or bi-weekly basis against the Expense Deposit. Other out-of-pocket expenses will be billed monthly or as incurred. Billings will be payable when presented. Any expenses over $1000 will require e-mail authorization from either Jorge Gonzalez or Gary Rosenberg.

d. Performance Billing- CBW will bill at the rate of $400/ hour for its work at any closings or fundings.

e. CBW will arrange for senior debt lines or other debt facilites if requested by Client at its standard billing rate of $250/ hour.

(4) **Period of Engagement**

The Client understands that during the Roadshow and marketing period it is obligated to use its best efforts to help CBW locate and work with Broker Dealers, Institutional Placement Agents and Investors.

CBW will provide bi-weekly or monthly reports to Client of contacts made and meetings that take place.

(5) **Extension of Time**

Client agrees to not give 30 days notice of cancellation of the Agreement in the middle of a Roadshow or offering with a qualified broker dealer, underwriter, private placement agent or other qualified professional. Client understands this would create a disruptive relationship and CBW would not be able to do its professional job.

(6) **Disclosure**

CBW may disclose to a prospective or actual broker dealer, placement agent or financing source any information in its possession concerning Client, who hereby agrees that CBW is not liable for any misstatement and agrees to indemnify and hold harmless CBW from any liability incurred from the delivery of erroneous financial or other information furnished by Client.

(7) **Client Obligation**

Client agrees not to withdraw its request for funds during the time periods covered by this Agreement, and will use its best efforts, in good faith, to assist CBW in marketing Client's financial requirements. Client knows, completely understands and agrees that CBW is not a licensed securities firm and understands that CBW will make introductions to licensed broker dealers and Institutional Placement Agents as needed to complete this placement.

(8) **Disputes**

The parties agree to cooperate and meet in order to resolve any disputes or controversies arising under this Agreement. Should they be unable to do so, then either may elect arbitration under the rules of the American Arbitration Association, and both parties are obligated to proceed thereunder. Arbitration shall proceed in Los Angeles, CA and the parties agree to be bound the arbitrator's award, which may be filed in the Los Angeles Superior Court. The parties consent to the jurisdiction of California Courts for enforcement of this determination by arbitration. The prevailing party shall be entitled reimbursement of his attorney's fees and all costs associated with the arbitration.

DATED this 23rd day of March, 2012

	CLIENT:
Capital Business West LLC	Q Lotus Holdings, Inc.
Stanton C. Marcus, Managing Director	Gary A. Rosenberg , CEO

DATED this 23 day of March, 2012

	CLIENT:
Capital Business West LLC	Q Lotus Holdings, Inc.
______________________________	______________________________
Stanton C. Marcus, Managing Director	Gary A. Rosenberg , CEO